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Exhibit 99.1


[GRAPHIC OMITTED]MARITRANS
                 TWO HARBOUR PLACE
                 302 KNIGHTS RUN AVENUE
                 TAMPA, FL 33602
                 813-209-0600
                 800-922-4596                                     NEWS
                                                                  RELEASE
FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055


                   MARITRANS RE-ENTERS NORTHEAST BARGE MARKET
                     COMMENTS ON FIRST QUARTER 2005 RESULTS

         TAMPA, FL - April 19, 2005 - Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced the re-deployment of the double-hull barge M192 from its existing clean products route along the Gulf Coast, to the Northeast residual oil market. As part of the transaction, the M192 entered into an 18-month time charter with Sunoco Inc. (R&M) to commence later this year.

         Jonathan Whitworth, Chief Executive Officer of Maritrans, commented, "By re-deploying the M192, Maritrans continues to progress toward a number of important objectives related to its recently announced strategic initiatives. Drawing upon our operational strengths and industry leadership, we expanded our relationship with a long-term customer, re-entered an important geographic region and expanded the type of cargo that we transport. The accretive nature of this agreement highlights Maritrans' approach to only pursue profitable initiatives. We remain committed to seeking opportunities that create value for our shareholders as we look to solidify our leadership position in our core markets and expand into related businesses."

         Outside of its strong lightering system serving the Delaware River-based refineries, Maritrans last deployed a vessel on a full basis in the Northeast in 1999. Since then, customer demand and requirements in that market have increased, making the Northeast an attractive region for the Company to re-enter. Maritrans does not anticipate any additional overhead from the redeployment of this vessel due to the fact that the Company can leverage off its existing Philadelphia operations.

         Commenting on the Company's upcoming first quarter 2005 earnings, Mr. Whitworth stated, "Maritrans' position as the largest U.S. spot owner, combined with the strong demand for our vessels as well as the reduction in supply due to previous regulatory phase-outs, has contributed to a robust rate environment in the first quarter of 2005. According to Poten & Partners Inc., a ship-brokering and consulting firm, average spot rates for the US Gulf to US Northeast clean petroleum trade for the first quarter of 2005 were at the AR288 level, approximately 17% higher than the fourth quarter of 2004. In addition to earning higher clean petroleum spot rates, the Company achieved utilization that was better than the fourth quarter of 2004 and continued to experience strength in the lightering business."




                                    - MORE -
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Maritrans re-enters Northeast barge market
Comments on first quarter 2005 results
Page 2
April 19, 2005


ABOUT MARITRANS

         Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. This fleet consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.6 million barrels, of which 64 percent of capacity is double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.


SAFE HARBOR STATEMENT
         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from those expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), the timing and success of our double-hull rebuilding program, demand for petroleum products, future spot market rates, demand for our services, levels of foreign imports, changes in interest rates, the effect of war or terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.